Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

May 16, 2012

BARCLAYS

About Barclays

Overview

Barclays is a major global financial services provider engaged in retail banking, credit cards, corporate and investment banking, and wealth management with an extensive international presence in Europe, the Americas, Africa and Asia. With over 300 years of history and expertise in banking, Barclays operates in over 50 countries and employs 140,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide.

Barclays		
Retail and Business Banking	Corporate and Investment Banking	Wealth and Investment Management

Barclays PLC Q1 2012 Results

Performance Highlights	
Adjusted[1] profit before tax	
Q1 2012	£2,445 million
FY 2011	£5,590 million
Adjusted return on equity	
Q1 2012	12.2%
FY 2011	6.6%
Liquidity pool	
Q1 2012	£173 billion
FY 2011	£152 billion

1. Excludes: the impact of own credit; the impairment of the investment in BlackRock, Inc.; the provision for PPI redress; and gains and losses on acquisitions and disposals of subsidiaries, associates, joint ventures and strategic investments.

Performance by Business

£m	Income net of insurance claims	Impairment charges and other credit provisions	Operating expenses	Adjusted profit before tax[2]
UK RBB	1,077	76	666	334
Barclaycard	990	232	418	349
Europe RBB	243	72	217	(43)
Africa RBB	830	107	548	177
Investment Bank	3,464	75	2,145	1,266
Corporate Banking	824	207	397	219
Wealth and Investment Management	451	7	384	60
Head Office	259	2	174	83
Barclays PLC Group	8,138	778	4,949	2,445

2. Includes profits on disposals, gains on acquisitions and share of post-tax results of associates and joint ventures.

Ratings for Barclays Bank PLC long-term debt include:	
Fitch Rating (Long Term)	A (stable)
S&P Rating (Long Term)	A+(stable)
Moody's Rating (Long Term)	Aa3

Risk Weighted Assets (£bn)


391
394
FY 2011
Q1 2012
RWAs

Capital Ratios (%)


11.0
10.9
FY 2011
Q1 2012
Core Tier 1

Barclays Bank PLC has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and the offering. Investors may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange to send you the prospectus if you request it by calling toll-free +1 877 282 6527 or you may request a copy from any other dealer participating in the relevant offering.

© 2012 Barclays Bank PLC. All rights reserved. Barclays and the Barclays eagle logo are trademarks of Barclays Bank PLC.

May 2012